                                                                   Exhibit 16

March 9, 1994



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549



Gentlemen:

We were previously principal accountants for Carlisle Companies Incorporated and, under the date of February 2, 1994, we reported on the consolidated financial statements of Carlisle Companies Incorporated and subsidiaries as of and for the years ended December 31, 1992 and 1993. On March 7, 1994, our appointment as principal accountants was terminated. We have read the Company's statements included under Item 4 of its Form 8-K dated March 9, 1994, and we agree with such statements.



Very truly yours,


/s/ KPMG Peat Marwick

KPMG PEAT MARWICK

                                    4 of 4